Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-197476

Prospectus Supplement No. 3
(To Prospectus dated January 22, 2015)

ENERGY 11, L.P.

An Offering of Common Units of Limited Partnership Interest
Minimum Offering: 1,315,790 Common Units
Maximum Offering: 100,263,158 Common Units

This Prospectus Supplement No. 3 supplements and amends the prospectus dated January 22, 2015, referred to herein as the Prospectus.  Prospective investors should carefully review the Prospectus and this Prospectus Supplement No. 3 (which is cumulative and replaces all prior Prospectus Supplements).

This Prospectus Supplement No. 3 is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 3 updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.  This Prospectus Supplement No. 3 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

There are significant risks associated with an investment in our common units. These risks are described under the caption “Risk Factors” beginning on page 20 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 11, 2015.

Change in Auditor.

As contemplated in the prospectus on page 17, effective March 18, 2015, the Partnership replaced Ernst & Young LLP (“Ernst & Young”) as its independent registered public accounting firm.

Ernst & Young’s audit report on the Partnership’s consolidated financial statements since the Partnership’s establishment in June 2013 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

Since the Partnership’s establishment in June 2013 and through the date of this prospectus supplement, (i) there were no disagreements between the Partnership and Ernst & Young on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of the disagreement in its report on the Partnership’s consolidated financial statements, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Partnership has provided Ernst & Young with a copy of the foregoing statements and has requested and received from Ernst & Young a letter addressed to the Securities and Exchange Commission stating that Ernst & Young agrees with the above statements.

On March 18, 2015, The Partnership engaged Grant Thornton LLP to replace Ernst & Young LLP as the Partnership’s independent registered public accounting firm for the year ended December 31, 2014.

The Partnership has not consulted with Grant Thornton LLP during the two most recent fiscal years or during any subsequent interim period prior to its appointment regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to the Partnership nor oral advice was provided that Grant Thornton LLP concluded was an important factor considered by the Partnership in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (within the meaning of Item 304(a)(1)(v) of Regulation S-K).

The following disclosure is added to the end of the section titled “Description of the Management Agreement”.

Recent Litigation Involving Affiliates of the Manager

On February 17, 2015 Chesapeake Energy Corporation (“CHK”) filed suit in the District Court of Oklahoma County, Oklahoma against American Energy Partners, LP (“AELP”), and certain other affiliates of the Manager.  CHK alleged that Mr. McClendon misappropriated confidential information and trade secrets from CHK, which he subsequently used for the benefit of AELP and the named AELP affiliates.  CHK’s claims against AELP and the AELP affiliates include violation of the Oklahoma Uniform Trade Secrets Act, aiding and abetting in Mr. McClendon’s breach of fiduciary duty and usurpation of corporate opportunities, and tortious interference with CHK’s prospective business relationships.  Mr. McClendon, AELP, the named AELP affiliates and The Energy and Minerals Group, a primary equity sponsor of AELP affiliates, immediately countered the CHK filing with separate statements asserting that CHK’s claims are baseless and without merit and that they intend to defend themselves vigorously against CHK’s lawsuit and the claims therein.  On April 14, 2015 American Energy — Utica (“AEU”) and the Energy & Minerals Group announced that CHK had dismissed AEU and John Doe Defendants 1 – 20 from the lawsuit filed by CHK.  There are no claims asserted against the Manager and we do not believe that this matter will have a material adverse effect on our operations, financial condition or prospects.  Further, in connection with the formal investigation of CHK commenced in 2012 by the U.S. Department of Justice into potential antitrust violations relating to the acquisition by CHK of certain oil and gas leases, Mr. McClendon is also being investigated.

The following disclosure is added to the end of the section titled “Relationships Between the Owners of the General Partner and the Manager and its Affiliates”.

In 2015, entities owned by Mr. Keating and Mr. Mallick and members of their immediate families, and Mr. McKenney committed to acquire indirect ownership interests in American Energy Minerals Holdings, LLC (“AEMN”) on the same terms as other similarly situated investors in AEMN.  AEMN was formed by affiliates of the Manager in order to pursue a business plan focused on the acquisition of minerals and overriding royalty interests across targeted high-return onshore basins in the U.S.

Experts.  The following disclosure is hereby inserted as a new section following the section entitled “Experts” on page 118 of the Prospectus.

“Change in Auditor”

On March 18, 2015, the Partnership replaced Ernst & Young LLP as the Partnership’s independent registered public accounting firm.

Ernst & Young’s audit report on the Partnership’s consolidated financial statements as of December 31, 2013 and for the period from July 9, 2013 through December 31, 2013 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

Since the Partnership’s establishment in June 2013 and through March 18, 2015, (i) there were no disagreements between the Partnership and Ernst & Young on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of the disagreement in its report on the Partnership’s consolidated financial statements, and (ii) there were no ``reportable events'' as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Partnership has provided Ernst & Young with a copy of the foregoing statements and has requested and received from Ernst & Young a letter addressed to the Securities and Exchange Commission stating that Ernst & Young agrees with the above statements.

On March 18, 2015, The Partnership engaged Grant Thornton LLP to replace Ernst & Young LLP as the Partnership’s independent registered public accounting firm for the year ended December 31, 2014.

The Partnership has not consulted with Grant Thornton LLP during the two most recent fiscal years or during any subsequent interim period prior to its appointment regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to the Partnership nor oral advice was provided that Grant Thornton LLP concluded was an important factor considered by the Partnership in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (within the meaning of Item 304(a)(1)(v) of Regulation S-K).

Quarterly Report for the Quarterly Period Ended June 30, 2015 (Annex A)

On  August 10, 2015, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, which is attached as Annex A to this Supplement No. 3.

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ANNEX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2015

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM _______ TO _______

Commission File Number 333-197476

Energy 11, L.P.
(Exact name of registrant as specified in its charter)

Delaware	46-3070515
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

120 W 3rd Street, Suite 220 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

(817) 882-9192
(Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒  No ☐

 Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☒   No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐   No ☒

As of August 1, 2015, the Partnership had no Common Units outstanding.

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Energy 11, L.P.
Form 10-Q

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PART I.  FINANCIAL INFORMATION

Item 1. Financial Statements

Energy 11, L.P.
(A Delaware Limited Partnership)
Balance Sheets
(Unaudited)

	June 30,	December 31,
	2015	2014
Assets
Cash	$94	$94
Deferred offering costs and other assets	1,581,384	1,449,930

Total Assets	$1,581,478	$1,450,024

Liabilities and Partners’ Equity (Deficit)
Due to general partner member	$1,493,480	$1,232,675
Accrued expenses	420,000	390,000

Total Liabilities	1,913,480	1,622,675

Limited partner’s capital	(328,682)	(170,924)
General partner’s capital	(3,320)	(1,727)

Total Partners’ Equity (Deficit)	(332,002)	(172,651)

Total Liabilities and Partners’ Equity (Deficit)	$1,581,478	$1,450,024

See accompanying notes to the financial statements.

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Energy 11, L.P.
(A Delaware Limited Partnership)
 Statements of Operations
(Unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Revenue	$-	$-	$-	$-

General and administrative expenses	104,216	16,100	159,351	28,875

Net loss	$(104,216)	$(16,100)	$(159,351)	$(28,875)

 See accompanying notes to the financial statements.

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Energy 11, L.P.
(A Delaware Limited Partnership)
Statements of Cash Flows
(Unaudited)

	Six Months Ended	Six Months Ended
	June 30, 2015	June 30, 2014

Cash flow from operating activities:
Net loss	$(159,351)	$(28,875)
Changes in operating assets and liabilities:
Accrued expenses and due to general partner member	159,351	28,875

Net cash flow used in operating activities	-	-

Cash flow from investing activities	-	-

Cash flow from financing activities	-	-
Cash paid for offering costs	-	-

Net cash used in financing operations	-	-

Decrease in cash and cash equivalents	-	-
Cash and cash equivalents, beginning of period	94	94

Cash and cash equivalents, end of period	$94	$94

Supplemental information:
Accrued deferred offering costs and other assets	$131,454	$512,286

See accompanying notes to the financial statements.

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Energy 11, L.P.
(A Delaware Limited Partnership)
Notes to Financial Statements
June 30, 2015

(1)      Partnership Organization

Energy 11, L.P. (the “Partnership”) was formed as a Delaware limited partnership. The initial capitalization of the Partnership of $1,000 occurred on July 9, 2013. The Partnership is offering common units of limited partner interest (the “Units”) on a “best efforts” basis with the intention of raising up to $2,000,000,000 of capital, consisting of 100,263,158 Units. The Partnership’s offering was declared effective by the Securities and Exchange Commission on January 22, 2015.  Upon raising a minimum of $25,000,000, the holders of the Units will be admitted and the Partnership will commence operations.

The Partnership’s primary investment objectives are to (i) acquire producing and non-producing oil and gas properties with development potential, and to enhance the value of the properties through drilling and other development activities, (ii) make distributions to the holders of the Units, (iii) engage in a liquidity transaction after five – seven years, in which all properties are sold and the sales proceeds are distributed to the partners, merge with another entity, or list the Units on a national securities exchange, and (iv) permit holders of Units to invest in oil and gas properties in a tax efficient basis. The proceeds from the sale of the Units primarily will be used to acquire producing and non-producing oil and natural gas properties onshore in the United States, and to develop those properties.

The general partner of the Partnership is Energy 11 GP, LLC (the “General Partner”). The organizational limited partner is DMOG, LLC (wholly owned by one of the members of the General Partner). The General Partner manages and controls the business affairs of the Partnership. Pursuant to the terms of a management agreement, the Partnership plans to engage E11 Management, LLC (the “Manager”), to provide management and operating services regarding substantially all aspects of the Partnership’s operations. David Lerner Associates, Inc. (the “Managing Dealer”), will act as the dealer manager for the offering of the Units.

The Partnership’s fiscal year ends on December 31.

(2)      Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with the instructions for Article 10 of Regulation S-X. Accordingly, they do not include all of the information required by accounting principles generally accepted in the United States. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited financial statements should be read in conjunction with the Partnership’s audited December 31, 2014 financial statements. Operating results for the three and six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. The fair market value of cash and cash equivalents approximates their carrying value. Cash balances may at times exceed federal depository insurance limits.

Offering Costs

Offering costs will be deferred and recorded as deferred offering costs until the commencement of the Partnership’s offering.  Upon commencement of the Partnership’s offering these costs will be recorded as a reduction to Partners’ equity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the US requires the Partnership to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

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(3)      Capital Contribution and Partners’ Equity

The General Partner and organizational limited partner have made initial capital contributions totaling $1,000 to the Partnership.  Upon closing of the minimum offering the organizational limited partner will withdraw, its initial capital contribution of $990 will be returned, the General Partner will receive Incentive Distribution Rights (defined below), and will be reimbursed for its documented third party out-of-pocket expenses incurred in organizing the Partnership and offering the Units.

The Partnership intends to raise capital through a “best-efforts” offering of Units by the Managing Dealer. Under the agreement with the Managing Dealer, the Managing Dealer will receive a total of 6% in selling commissions and a marketing expense allowance based on gross proceeds of the Units sold.  The Managing Dealer will also be paid a contingent incentive fee which is a cash payment of up to an amount equal to 4% of gross proceeds of the Units sold as outlined in the prospectus based on the performance of the Partnership.

The minimum offering must be sold before January 23, 2017 or the offering will terminate and investors’ subscription payments will be refunded to investors. Pending sale of such minimum offering amount, investors’ subscription payments will be placed in an escrow account. As of June 30, 2015 subscriptions totaling approximately $20.0 million had been received in the escrow account.  In addition, pursuant to the Partnership Agreement, the Partnership expects to issue to the Manager 100,000 class B units.

Prior to “Payout,” which is defined below, all of the distributions made by the Partnership, if any, will be paid to the holders of Units.  Accordingly, the Partnership will not make any distributions with respect to the Incentive Distribution Rights or with respect to class B units and will not make the contingent, incentive payments to the Managing Dealer, until Payout occurs.

The Partnership Agreement provides that Payout occurs on the day when the aggregate amount distributed with respect to each of the Units equals $20.00 plus the Payout Accrual.  The Partnership Agreement defines “Payout Accrual” as 7% per annum simple interest accrued monthly until paid on the Net Investment Amount outstanding from time to time.  The Partnership Agreement defines Net Investment Amount initially as $20.00 per Unit, regardless of the amount paid for the Unit.  If at any time the Partnership distributes to holders of Units more than the Payout Accrual, the amount the Partnership distributes in excess of the Payout Accrual will reduce the Net Investment Amount.

All distributions made by the Partnership after Payout, which may include all or a portion of the proceeds of the sale of all or substantially all of the Partnership’s assets, will be made as follows:

·
First, 35% to the holders of the Incentive Distribution Rights, 35% to the holders of the class B units and 30% to the Managing Dealer as its contingent, incentive fee until the Managing Dealer receives incentive fees equal to 4% of the gross proceeds of the offering of common units; and then

·	Thereafter, 35% to the holders of the Incentive Distribution Rights, 35% to the holders of the class B units and 30% to the holders of the Units.

All items of income, gain, loss and deduction will be allocated to each Partner’s capital account in a manner generally consistent with the distribution procedures outlined above.

(4)      Transactions with Related Parties

The General Partner will be reimbursed for its direct out-of-pocket costs of managing the Partnership. These costs include, but are not limited to, the General Partner’s external legal, accounting and investor relations professional fees.  The amount due to a general partner member included in the Partnership’s balance sheet as of June 30, 2015 of approximately $1.5 million, consists of legal, accounting and other offering costs that have been paid by one of the members of the General Partner.  These expenses will be reimbursed to the member upon closing of the initial minimum offering or upon other financing of the Partnership.

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Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This quarterly report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Energy 11, L.P. (the “Partnership”) to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the ability of the Partnership to implement its acquisition strategy and operating strategy; the Partnership’s ability to manage planned growth; changes in economic cycles and competition within the oil and gas industry.  Although the Partnership believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in the quarterly report will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Partnership or any other person that the results or conditions described in such statements or the objectives and plans of the Partnership will be achieved.  In addition, the Partnership’s qualification as a partnership involves the application of highly technical and complex provisions of the Internal Revenue Code.  Readers should carefully review the Partnership’s financial statements and the notes thereto, as well as the risk factors described in the Partnership’s filings with the Securities and Exchange Commission.

Overview

Energy 11, L.P. (the “Partnership”) was formed as a Delaware limited partnership.  The general partner is Energy 11 GP, LLC (the “General Partner”).  The initial capitalization of the Partnership of $1,000 occurred on July 9, 2013. The Partnership is offering common units of limited partner interest (the “Units”) on a “best efforts” basis, with the intention of raising up to $2,000,000,000 of capital, consisting of 100,263,158 Units. The Partnership’s Registration Statement on Form S-1 (File No. 333-197476) was declared effective by the Securities and Exchange Commission on January 22, 2015.  Upon raising a minimum of $25,000,000, the holders of the Units will be admitted and the Partnership will commence operations.

The Partnership will have no officers, directors or employees. Instead, the General Partner will manage the day to day affairs of the Partnership.  All decisions regarding the management of the Partnership made by the General Partner will be made by the board of directors of the General Partner and its officers.  The Partnership will enter into a management services agreement (the “Management Agreement”) with E11 Management, LLC (the “Manager”).  The Manager will provide management and other services to the Partnership under direction of the General Partner as provided in the Management Agreement.

The Partnership was formed to acquire and develop oil and gas properties located onshore in the United States. The Partnership will seek to acquire working interests, leasehold interests, royalty interests, overriding royalty interests, production payments and other interests in producing and nonproducing oil and gas properties.

Results of Operations

Currently, the Partnership has not commenced business operations.  Because the Partnership has not acquired any assets, the Partnership’s management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting the Partnership’s targeted investments generally, which may be reasonably anticipated to have a material impact on the capital resources and the revenue or income to be derived from the operation of assets.

 Liquidity and Capital Resources

The Partnership’s principal source of liquidity will be the proceeds of the “best-efforts” offering and the cash flow generated from properties the Partnership will acquire and any short term investments.  In addition, the Partnership may borrow funds to pay operating expenses, distributions, make acquisitions or for other capital needs of the Partnership.

The Partnership intends to raise capital through a “best-efforts” offering of Units by David Lerner Associates, Inc. (the “Managing Dealer”). Under the agreement with the Managing Dealer, the Managing Dealer will receive a total of 6% in selling commissions and a marketing expense allowance based on gross proceeds of the Units sold.  The Managing Dealer will also be paid a contingent incentive fee which is a cash payment of up to an amount equal to 4% of gross proceeds of the Units sold as outlined in the prospectus based on the performance of the Partnership.  The General Partner will receive Incentive Distribution Rights (defined below), and will be reimbursed for its documented third party out-of-pocket expenses incurred in organizing the Partnership and offering the Units.

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The minimum offering must be sold before January 23, 2017 or the offering will terminate and investors’ subscription payments will be refunded to investors. Pending sale of such minimum offering amount, investors’ subscription payments will be placed in an escrow account. As of June 30, 2015 subscriptions totaling approximately $20.0 million had been received in the escrow account.  In addition, pursuant to the Partnership Agreement, the Partnership expects to issue to the Manager 100,000 class B units.

Prior to “Payout,” which is defined below, all of the distributions made by the Partnership, if any, will be paid to the holders of Units.  Accordingly, the Partnership will not make any distributions with respect to the Incentive Distribution Rights or with respect to class B units and will not make the contingent, incentive payments to the Managing Dealer, until Payout occurs.

The Partnership Agreement provides that Payout occurs on the day when the aggregate amount distributed with respect to each of the Units equals $20.00 plus the Payout Accrual.  The Partnership Agreement defines “Payout Accrual” as 7% per annum simple interest accrued monthly until paid on the Net Investment Amount outstanding from time to time.  The Partnership Agreement defines Net Investment Amount initially as $20.00 per Unit, regardless of the amount paid for the Unit.  If at any time the Partnership distributes to holders of Units more than the Payout Accrual, the amount the Partnership distributes in excess of the Payout Accrual will reduce the Net Investment Amount.

All distributions made by the Partnership after Payout, which may include all or a portion of the proceeds of the sale of all or substantially all of the Partnership’s assets, will be made as follows:

·
First, 35% to the holders of the Incentive Distribution Rights, 35% to the holders of the class B units and 30% to the Managing Dealer as its contingent, incentive fee until the Managing Dealer receives incentive fees equal to 4% of the gross proceeds of the offering of common units; and then

·	Thereafter, 35% to the holders of the Incentive Distribution Rights, 35% to the holders of the class B units and 30% to the holders of the Units.

All items of income, gain, loss and deduction will be allocated to each Partner’s capital account in a manner generally consistent with the distribution procedures outlined above.

Transactions with Related Parties

The General Partner will be reimbursed for its direct out-of-pocket costs of managing the Partnership. These costs include, but are not limited to, the General Partner’s external legal, accounting and investor relations professional fees.  The amount due to a general partner member included in the Partnership’s balance sheet as of June 30, 2015 of approximately $1.5 million, consists of legal, accounting and other offering costs that have been paid by one of the members of the General Partner.  These expenses will be reimbursed to the member upon closing of the initial minimum offering or upon other financing of the Partnership.

Item 3.   Quantitative and Qualitative Disclosures About Market Risk

The Partnership has not engaged in transactions in derivative financial instruments or derivative commodity instruments. As of June 30, 2015, the Partnership’s financial instruments were not exposed to significant market risk due to foreign currency exchange risk, commodity price risk or equity price risk. The Partnership will be exposed to changes in short term money market rates as it invests its cash if it completes the minimum offering. The Partnership’s cash balance at June 30, 2015 was not significant.

Item 4.  Controls and Procedures

Senior management, including the Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the Partnership’s disclosure controls and procedures as of the end of the period covered by this report. Based on this evaluation process, the Chief Executive Officer and Chief Financial Officer have concluded that the Partnership’s disclosure controls and procedures were effective as of June 30, 2015. There have been no changes in the Partnership’s internal control over financial reporting that occurred during the last fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Partnership’s internal control over financial reporting.

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PART II. OTHER INFORMATION

Item 1.  Legal Proceedings.

At the end of the period covered by this Quarterly Report on Form 10-Q, the Partnership was not a party to any material, pending legal proceedings.

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds.

The Partnership did not sell any equity securities that were not registered under the Securities Act during the three months ended June 30, 2015.

Item 3.  Defaults upon Senior Securities.

Not applicable.

Item 4.  Mine Safety Disclosures.

Not applicable.

Item 5.  Other Information.

Not applicable.

Item 6.  Exhibits.

Exhibit No.	Description

31.1	Certification of Chief Executive Officer Pursuant to Section 302 of Sarbanes-Oxley Act of 2002*
31.2	Certification of Chief Financial Officer Pursuant to Section 302 of Sarbanes-Oxley Act of 2002*
32.1	Certification of Chief Executive Officer Pursuant to Section 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*
32.2	Certification of Chief Financial Officer Pursuant to Section 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*
101
The following materials from Energy 11, L.P.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 formatted in XBRL (eXtensible Business Reporting Language): (i) the Balance Sheets, (ii) the Statements of Operations, (iii) the Statements of Cash Flows, and (iv) related notes to these financial statements, tagged as blocks of text and in detail*

*Filed herewith.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Energy 11, L.P.

By:	/s/ Glade M. Knight	Date: August 10, 2015
Glade M. Knight,
Manager, Chief Executive Officer (Principal Executive Officer)

By:	/s/ David McKenney	Date: August 10, 2015
David McKenney,
Manager, Chief Financial Officer (Principal Financial and Principal Accounting Officer)